Exhibit 23.7

CONSENT OF EXPERT

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 1, 2009, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2008, under the heading “Description of the Business — Oyu Tolgoi Copper and Gold Project, Mongolia” in the Company’s Annual Information Form for the year ended December 31, 2008, dated March 31, 2009, and in the 40-F, which are incorporated by reference into this registration statement and the other registration statements on Form S-8 (File Nos. 333-113048, 333-128205, 333-135595 and 333-143550) of Ivanhoe Mines Ltd.

    Sincerely,

/s/ Scott Jackson Title: Principal Consultant
Company: Quantitative Geoscience Pty. Ltd.

    Date: June 30, 2009